Exhibit 99.1

     Provident Community Bancshares, Inc. to Expand Stock Repurchase Program


     UNION, S.C.--(BUSINESS WIRE)--Aug. 16, 2006--Provident Community Bancshares, Inc. (NASDAQ: PCBS) today announced that the Corporation's board of directors has approved the repurchase of an additional 92,000 shares, or approximately 5% of the Corporation's outstanding common stock. Repurchases, which will be conducted through open market purchases or privately negotiated transactions, will be made from time to time depending on market conditions and other factors. Repurchased shares will be held in treasury.
     Provident Community Bancshares is the holding company for Provident Community Bank, which operates nine banking locations in the upstate of South Carolina. At June 30, 2006, Provident Community Bancshares had $379.5 million in total assets and stockholders' equity of $24.2 million.


    CONTACT: Provident Community Bancshares, Inc.
             Dwight V. Neese, 864-429-1863